MOODY NATIONAL REIT I, INC.
Exhibit 10.1

Moody National Advisor I, LLC
6363 Woodway Drive, Suite 110
Houston, Texas 77057

March 28, 2012

Moody National REIT I, Inc.
6363 Woodway Drive, Suite 110
Houston, Texas 77057

Ladies and Gentlemen:

Moody National Advisor I, LLC (the “Advisor”), Moody National Operating Partnership I, L.P. (the “Operating Partnership”), Moody Realty Company, L.P. and Moody National REIT I, Inc. (the “REIT”) are parties to that certain Amended and Restated Advisory Agreement, dated as of August 14, 2009 (as subsequently amended, the “Advisory Agreement”).  Capitalized terms used herein that are not otherwise defined have the respective meanings given to them in the Advisory Agreement.

Waiver of Asset Management Fee

Pursuant to Section 9(e) of the Advisory Agreement, the Advisor is entitled to receive an “Asset Management Fee” in an amount equal to one-twelfth of 1.0% of the aggregate cost (before non-cash reserves and depreciation) of all investments the REIT owns, including acquisition fees, origination fees, acquisition origination expenses and any debt attributable to such investments. The Advisor may elect to waive the payment of the Asset Management Fee in any month pursuant to a waiver executed by each of the parties to the Advisory Agreement.  Pursuant to Section 27 of the Advisory Agreement, the Advisor hereby irrevocably waives the Asset Management Fee due to the Advisor from the REIT for the months of February 2012 and March 2012.

Waiver of Reimbursable Expenses

Pursuant to Section 10(a) of the Advisory Agreement, the Advisor is entitled to reimbursement by the REIT for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the REIT and the Operating Partnership pursuant to the Advisory Agreement; provided, however, the REIT shall not reimburse the Advisor at the end of any fiscal quarter in which Total Operating Expenses for the four consecutive fiscal quarters then ended exceed the greater of 2% of Average Invested Assets or 25% of Net Income for such year.  Pursuant to Section 27 of the Advisory Agreement, the Advisor hereby irrevocably waives all expenses reimbursable to the Advisor pursuant to the Advisory Agreement for the four fiscal quarters ended March 31, 2012 (“Waiver Period”) to the extent such expenses have not been reimbursed to the Advisor as of the date hereof .   The Advisor further acknowledges that all expenses incurred directly by the REIT and incurred by the Advisor on the REIT’s behalf during the Waiver Period shall be paid by the Advisor on behalf of the REIT.

Very truly yours,

Moody National Advisor I, LLC

By:	/s/Brett C. Moody
Brett C. Moody
President and Chief Executive Officer

Acknowledged and Agreed on the     day
of March 2012:

Moody National REIT I, Inc.

By:	/s/Brett C. Moody
Name:	Brett C. Moody
Title:	President

Moody National Operating Partnership I, L.P.

By:	Moody National REIT I, Inc., its general partner

By:	/s/Brett C. Moody
Name:	Brett C. Moody
Title:	President

Moody National Realty Company, L.P.

By:	/s/Brett C. Moody
Name:	Brett C. Moody
Title:	President